Exhibit 21.1
SUBSIDIARIES OF REGISTRANT
The following is a list of subsidiaries of the Company as of February 3, 2024 omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE INCORPORATED

Sterling Inc.	Ohio, USA

Signet Service Plans, Inc.	Ohio, USA

Sterling Jewelers Inc.	Delaware, USA

Sterling Ecomm LLC	Delaware, USA

Signet US Holdings, Inc.	Delaware, USA

Signet Group Treasury Services Inc.	Delaware, USA

R2Net Inc.	Delaware, USA

Diamonds Direct Acquisition, LLC	Delaware, USA

Diamonds Direct USA, Inc.	Delaware, USA

BC Cyan Investment Holdings Inc.	Delaware, USA

Blue Nile, Inc.	Delaware, USA

Zale Corporation	Delaware, USA

Zale Delaware, Inc.	Delaware, USA

Zale Canada Co.	Canada

Signet Group Limited	England

Signet UK Finance plc	England

Signet Holdings Limited	England

Signet Trading Limited	England

Signet Global Insurance Services Limited	Bermuda